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                                                                Exhibit 99.1


                         [Edward Jones letterhead]


For Immediate Release                              Contact: Mary Beth Heying
November 7, 2005                                            314-515-3260

                                                            John Boul
                                                            314-515-3265

                   EDWARD JONES NAMES NEW MANAGING PARTNER

ST. LOUIS - November 7, 2005 - Financial services firm Edward Jones today announced the selection of Jim Weddle, 52, as the new managing partner to succeed Douglas E. Hill who will step down effective December 31, 2005.

Weddle began his career at Edward Jones in 1976 as an intern working part-time in the Research Department. Upon completion of his M.B.A. from Washington University in 1977, he moved to Connersville, Ind., to establish the firm's 200th branch.

In 1981, Weddle became a limited partner, and in 1984 moved to St. Louis to assume a role in Sales Training. A year later, he assumed responsibility for Mutual Fund Sales and Marketing, and he continued in this capacity for the next four years. In 1986, Weddle was named to the firm's Management Committee, and in 1989, he moved to Branch Administration and became the area leader responsible for developing the entire East Coast, one of the firm's key targeted growth areas. Today, Weddle is responsible for all Branch Administration, including IR compensation and recognition, branch facilities and the identification and development of future management talent from the Edward Jones sales force. In his new role, Weddle will become a member of the firm's Executive Committee, effective immediately.

A 1988 graduate of the University of Pennsylvania Wharton School's Securities Industry Institute, Weddle served as a trustee of the institute from 1989 until 1993 and served on the Continuing Education Committee of the Securities Industry Association from 1994 through 1996. He received his undergraduate degree from DePauw University in 1975.

Jim currently is board president for Focus St. Louis and is a member of the board of the Daniel Webster Society at Webster University. He is a past member of the board of the YMCA of Greater St. Louis.

The selection of Weddle followed months of deliberation by a succession committee composed of Edward Jones senior management and advisors from outside the firm. They unanimously recommended Weddle for the position.

"I'm delighted to announce Jim Weddle as the new managing partner of Edward Jones," said Bob Virgil, chairman of the firm's succession committee. "He brings the range of skills, experience and wisdom essential to the firm's continued success."

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Hill is required to step down as managing partner of the firm as part of a
December 2004 agreement with the U.S. Attorney for the Eastern District of Missouri. The agreement followed a lengthy investigation and negotiations between the firm and regulators, primarily focused on revenue sharing payments made to the firm by mutual fund vendors.

Hill will remain at the firm as a partner in the firm. Since joining the firm in 1968, Hill has distinguished himself in a variety of ways. He was a successful investment representative in Dodge City, Kan., for 10 years; he developed the firm's first formalized training program for investment representatives and established the firm's marketing function. He led the firm's Sales and Marketing Division for 16 years.

Hill was named chief operating officer in 1998 and charged with responsibility for achieving the firm's aggressive growth objectives. Under his leadership the size of the firm doubled. In January 2004, Doug succeeded John Bachmann as Edward Jones' managing partner, becoming only the fourth person to hold this position in the firm's history.

Weddle said he is honored to have been selected for the leadership position at one of the most respected and successful financial services firms in the country.

"It's vital that we continue our single-minded focus on doing what's right for our clients," said Weddle. "This firm's future depends on the hard work of more than 30,000 dedicated Edward Jones associates. We all share a responsibility that we take very seriously - helping our customers reach their financial goals."

Edward Jones, one of the only major financial-services firms providing advice to individual investors exclusively, currently serves more than 6 million clients. The firm offers its clients a variety of investments, including certificates of deposit, taxable and non-taxable bonds, stocks and mutual funds.

The largest firm in the nation in terms of branch offices, Edward Jones currently has more than 9,000 offices in the U.S. and, through its affiliates, in Canada and the United Kingdom.

The Edward Jones interactive Web site is located at www.edwardjones.com.